Exhibit 99.1

Argan, Inc.  Reports Third Quarter Results

December 6, 2016 — ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) (the “Company”) today announced financial results for its third quarter ended October 31, 2016. Please read the Company’s Quarterly Report on Form 10-Q, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”), and which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	October 31,
	2016	2015	Change	% Change
For the Quarter Ended:
Revenues	$175,444	$113,967	$61,477	54%
Gross profit	36,578	26,262	10,316	39
Gross margins	20.8%	23.0%	(2.2)%	(10)
Net income attributable to the stockholders of the Company	$18,073	$10,807	$7,266	67
Diluted per share	1.16	0.72	0.44	61
EBITDA attributable to the stockholders of the Company	27,024	18,242	8,782	48
Diluted per share	1.73	1.21	0.52	43

For the Nine Months Ended:
Revenues	$468,287	$296,888	$171,399	58%
Gross profit	108,892	75,922	32,970	43
Gross margins	23.3%	25.6%	(2.3)%	(9)
Net income attributable to the stockholders of the Company	$49,977	$29,617	$20,360	69
Diluted per share	3.23	1.97	1.26	64
EBITDA attributable to the stockholders of the Company	79,295	50,129	29,166	58
Diluted per share	5.12	3.34	1.78	53

	October 31, 2016	January 31, 2016	Change	% Change
As of:
Cash, cash equivalents and short-term investments	$446,320	$275,007	$171,313	62%
Billings in excess of costs and estimated earnings	160,985	105,863	55,122	52
Backlog	1,179,000	1,148,000	31,000	3

Highlights for the Quarter:

•                  Revenues increased 54% to a record $175 million for the quarter ended October 31, 2016 as compared to $114 million in the prior year quarter.

•                  Net income attributable to the stockholders of Argan increased 67% from the prior year quarter to $18.1 million, or $1.16 per diluted share, for the quarter ended October 31, 2016.

•                  We declared and paid $1.00 per share in cash dividends during the quarter ended October 31, 2016.

•                  Our liquidity (current assets less current liabilities) as of October 31, 2016, increased 29% to $209.4 million from $162.9 million as of January 31, 2016, with no debt outstanding.

•                  Gemma Power Systems (GPS) ramped up work on four large, gas-fired power plants and celebrated the commissioning and final completion of the two Panda power plants.

Third Quarter Results:

Consolidated revenues increased 54% to a record $175 million over the prior year quarter primarily due to GPS ramping up work on four large, gas-fired power plants and with the final completion of the two Panda power plants.  Gross profit increased 39% to $36.6 million and gross margins decreased to 20.8% as compared to the prior quarter, primarily due to aforementioned increased revenues partially offset by lower margins at the non-Panda power plant projects and our two new subsidiaries, Atlantic Projects Company (APC) and The Roberts Company (TRC). The overall power industry services business continues to drive our financial results, reflecting 86% of consolidated revenues for the three months ended October 31, 2016.  EBITDA attributable to our stockholders for the third quarter increased 48% to $27.0 million, or $1.73 per diluted share, from $18.2 million, or $1.21 per diluted share, for the prior year quarter.  Our balance sheet continues to strengthen as of October 31, 2016, which has cash and short-term investments of $446.3 million, net liquidity of $209.4 million, and no debt.

Nine Months Ended Results:

For the nine months ended October 31, 2016, consolidated revenues increased 58% to a record $468 million over the prior year period primarily due to GPS ramping up work on four large, gas-fired power plants, the final completion of the two Panda power plants and the revenues from APC and TRC, which were acquired in May and December 2015, respectively.  Gross profit increased 43% to $108.9 million as compared to the prior year period, primarily due to increased revenues, the Panda power plants achieving final completion and reaching a settlement of potential scheduled liquidated damages in the current period. EBITDA attributable to our stockholders for the nine months ended October 31, 2016 increased 58% to $79.3 million, or $5.12 per diluted share, from $50.1 million, or $3.34 per diluted share, for the prior year period.

Commenting on Argan’s third quarter results, Rainer Bosselmann, Chairman and Chief Executive Officer, stated, “We were pleased to follow up our record second quarter with our next best quarter in Company history.  These sustained results could not have been achieved without the operational excellence of our employees.  Their dedication to finish out projects while simultaneously ramping up on four large, gas-fired plants allowed us to post strong current quarter results and to pay our largest dividend to date - $1.00 per share.  Even though we did not add any major projects to our backlog over the last several quarters, it remains over $1.1 billion and we expect continued growth in our revenues the rest of this year and into the next.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the engineering, procurement and construction of gas-fired and biomass-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns Southern Maryland Cable, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the continued strong performance of our power industry services business; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the Company’s ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
REVENUES
Power industry services	$151,094	$111,592	$402,615	$287,947
Industrial fabrication and field services	21,550	—	59,287	—
Telecommunications infrastructure services	2,800	2,375	6,385	8,941
Revenues	175,444	113,967	468,287	296,888
COST OF REVENUES
Power industry services	118,407	86,103	302,140	214,618
Industrial fabrication and field services	18,386	—	52,491	—
Telecommunications infrastructure services	2,073	1,602	4,764	6,348
Cost of revenues	138,866	87,705	359,395	220,966
GROSS PROFIT	36,578	26,262	108,892	75,922
Impairment loss	—	—	1,979	—
Selling, general and administrative expenses	9,848	5,590	24,429	15,977
INCOME FROM OPERATIONS	26,730	20,672	82,484	59,945
Other income, net	690	732	1,283	944
INCOME BEFORE INCOME TAXES	27,420	21,404	83,767	60,889
Income tax expense	8,194	7,045	27,122	19,845
NET INCOME	19,226	14,359	56,645	41,044
Net income attributable to noncontrolling interests	1,153	3,552	6,668	11,427
NET INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	18,073	10,807	49,977	29,617

EARNINGS PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$1.19	$0.73	$3.34	$2.01
Diluted	$1.16	$0.72	$3.23	$1.97

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,137	14,810	14,974	14,732
Diluted	15,601	15,066	15,490	15,004

CASH DIVIDENDS PER SHARE	$1.00	$0.70	$1.00	$0.70

ARGAN, INC. AND SUBSIDIARIES

Reconciliations to EBITDA

Consolidated Operations

(Unaudited)(In thousands)

	Three Months Ended October 31,
	2016	2015
Net income	$19,226	$14,359
Less EBITDA attributable to noncontrolling interests	(1,153)	(3,552)
Interest expense	—	85
Income tax expense	8,194	7,045
Depreciation	525	186
Amortization of purchased intangible assets	232	119
EBITDA attributable to the stockholders of Argan, Inc.	$27,024	$18,242

	Nine Months Ended October 31,
	2016	2015
Net income	$56,645	$41,044
Less EBITDA attributable to noncontrolling interests	(6,668)	(11,690)
Interest expense	—	203
Income tax expense	27,122	19,845
Depreciation	1,444	444
Amortization of purchased intangible assets	752	283
EBITDA attributable to the stockholders of Argan, Inc.	$79,295	$50,129

Management uses EBITDA, a non-GAAP financial measure, for planning purposes, including the preparation of operating budgets and the determination of appropriate levels of operating and capital investments. Management believes that EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance and in assisting investors in comparing the Company’s financial performance to those of other companies in the Company’s industry. However, EBITDA is not intended to be an alternative to financial measures prepared in accordance with GAAP and should not be considered in isolation from the Company’s GAAP results of operations. Pursuant to the requirements of SEC Regulation G, reconciliations between the Company’s GAAP and non-GAAP financial results are included in the presentations above and investors are advised to carefully review and consider this information as well as the GAAP financial results that are presented in the Company’s SEC filings.

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	October 31, 2016	January 31, 2016
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$170,775	$160,909
Short-term investments	275,545	114,098
Accounts receivable, net	42,886	64,185
Costs and estimated earnings in excess of billings	4,642	4,078
Prepaid expenses and other current assets	6,122	7,342
TOTAL CURRENT ASSETS	499,970	350,612
Property, plant and equipment, net	13,435	12,308
Goodwill	34,913	37,405
Intangible assets, net	8,506	9,344
Deferred income taxes	1,980	—
Other assets	39	122
TOTAL ASSETS	$558,843	$409,791
LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$91,487	$46,395
Accrued expenses	38,061	35,454
Billings in excess of costs and estimated earnings	160,985	105,863
TOTAL CURRENT LIABILITIES	290,533	187,712
Deferred income taxes	—	224
TOTAL LIABILITIES	290,533	187,936

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share — 500 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share — 30,000 shares authorized; 15,283 and 14,840 shares issued at October 31 and January 31, 2016, respectively; 15,280 and 14,836 shares outstanding at October 31 and January 31, 2016, respectively	2,292	2,226
Additional paid-in capital	129,970	117,274
Retained earnings	134,298	99,581
Accumulated other comprehensive losses	(757)	(565)
TOTAL STOCKHOLDERS’ EQUITY	265,803	218,516
Noncontrolling interests	2,507	3,339
TOTAL EQUITY	268,310	221,855
TOTAL LIABILITIES AND EQUITY	$558,843	$409,791